CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in amendment No.2 to the Registration Statement (Form S-3), and related Prospectus of SUGEN, Inc., dated July 21, 1999, pertaining to the registration of 2,461,943 shares of its common stock, the Registration Statement (Form S-8 No.333-64439), dated September 28, 1998, pertaining to the SUGEN, Inc. 1992 Stock Option Plan and the 1994 Non-Employee Directors' Stock Option Plan, and the Registration Statement (Form S-3 No.333-37687), dated October 10, 1997 pertaining to the registration statement of 1,780,000 shares of common stock, of our report dated February 5, 1999, except for Note 13 as to which the date is March 24, 1999 with respect to the consolidated financial statements of SUGEN, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 1998.


                                                  Ernst & Young




Palo Alto, California
July 29, 1999